FORM 13F SUMMARY PAGE

Report Summary:

Number of Other Included Managers:   0

Form 13F Information Table Entry Total:    109      (DATA RECORDS)

Form 13F Information Table Value Total:    196,972  (X1000)

List of Other Included Managers:     None